AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                               OF

                   LONE STAR INDUSTRIES, INC.


     It is hereby certified that the present name of the corporation
(hereinafter called the "corporation") is Lone Star
Industries, Inc.
The name under which the corporation was originally incorporated is
LCE Corporation. The date of filing of the original certificate of incorporation with the Secretary of State of the State of Delaware is
October 14, 1968.

     The provisions of the restated certificate of incorporation of the corporation are hereby amended by striking out all of the Articles thereof and by substituting in lieu thereof the following:

          FIRST:    The name of the corporation is Lone Star
Industries, Inc.

          SECOND:   The registered office of the corporation
is to be
located at 1209 Orange Street, in the City of Wilmington, County of
New Castle, State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.

          THIRD:    The purpose of the corporation is to
engage in any
lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

          FOURTH:   The corporation shall have the authority
to issue
Twenty Five Million (25,000,000) shares of common stock, par value one dollar ($1.00) per share.

          FIFTH:    Whenever a compromise or arrangement is
proposed
between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of
291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of 279 of Title 8 of the
Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders of class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class or creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

          SIXTH:    To the fullest extent that elimination
or
limitation of the liability of directors is permitted by law, as the same is now or may hereafter be in effect, no director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director.

          SEVENTH: The corporation shall, to the fullest extent permitted by law, as the same is now of may hereafter be in effect, indemnify each person (including the heirs, executors, administrators and other personal representatives of such person) against expenses including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or completed suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was a director or officer of the corporation or is or was serving any other incorporated or unincorporated enterprise in such capacity at the request of the corporation.

          EIGHTH:   Unless, and except to the extent that
the by-laws
of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

          NINTH:    The board of directors may from time to
time
adopt, amend or repeal the by-laws of the corporation, subject to the power of the stockholders to adopt any by-laws or to amend or repeal any by-laws adopted, amended or repealed by the board of directors.

     The authority for the making of this amendment and restatement of the certificate of incorporation is contained in a court order described in Section 303(c) of the Delaware General
Corporation Law.

     IN WITNESS WHEREOF, this Amended and Restated
Certificate of
Incorporation has been executed and attested by the corporation's duly authorized officers this 13th day of April, 1994.




                                        John J. Martin
                              Name:     John J. Martin
                              Title:
  Senior Vice President, General Counsel and Secretary



Attest:




          John S. Johnson
Name:     John S. Johnson
Title:    Vice President and
               Assistant Secretary